Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Bob Armstrong
barmstrong@dc-brands.com

DENVER, COLO. – June 4, 2013 - DC Brands International, Inc., a publicly reporting company under the ticker symbol (OTC/HRDN - News, hereinafter the "Company") announces that it has acquired a minority interest in a premium loose leaf tea company, Village Tea Company Distribution, Inc. ("Village Tea") , the owner of the Village Tea Company brand of premium loose leaf teas and tea accessories. Village Tea, sources high-quality, unique teas with distinct flavor combinations and packages them in a variety of creative and earth-friendly ways. The brand is currently available in several major retailers in North America including Vitamin Shoppe, Whole Foods, Amazon and others.  Village Tea products are also currently available on the company's website (www.villageteaco.com) as well.  The minority interest was purchased from Total Apparel Group, Inc. (OTC Pink: TLAG)

As a part of the transaction, HRDN will gain two board seats on the Village Tea board of directors and its principal will also assume key management role in Village Tea Distribution Company, Inc.  HRDN will also have the opportunity to obtain a further interest in Village Tea at the Company's discretion.

The founder and current president of Village Tea, Martin Ekechukwu, will remain on board in his role as and creative director of the company, as well as a member of the company's board of directors. Janon Costley will remain as the CEO "Martin and Janon have done a wonderful job in moving the Village Tea brand forward and they will continue to play an extremely pivotal role in guiding the product development and sales efforts for Village Tea moving forward.  DC Brands will provide the finance, accounting and administrative structure to properly manage the explosive growth expected" stated Robert Armstrong, CFO of DC Brands International. The opportunity to work with someone as talented as Martin and Janon is very exciting and we look forward to providing an additional layer of support that will enable the company to properly execute the vision that they have for the brand and the overall business."

With the increased emphasis on health and wellness in the US market, the tea industry has seen exponential growth over the past 5 years. With the recent $620m Starbucks acquisition of Teavana and the ever increasing popularity of gourmet and boutique tea brands and retail outlets across the country, the Company feels that Village Tea is properly positioned for exponential growth over the course of the next several years.  Martin Ekechukwu stated, "Obviously the immediate goal is to increase the sales footprint of our current product line through existing channels of distribution while we constantly seek to expand the footprint of the brand into new accounts.  As we look toward the future we will also seek to leverage the product development and distribution experience and resources of DC Brands to explore various brand extension opportunities into new categories such as tea accessories, branded bottle beverages, various tea based products, retail, co-branded tea infused nutritional beverages and other opportunities that fit within the brands overall long term goals and objectives."

In lieu of this new relationship, as well as other recent developments, management has decided to shift the Company's focus from being primarily focused on manufacturing and distribution in the functional water sector, as it will begin to re-direct its efforts towards focusing on acquiring brands and/ or developing strategic partnerships to focus on opportunities in a broader range of consumer products in the Health and Wellness sector.   We feel that there is tremendous synergy in this sector and many companies looking for the right partner.  "We are excited about the new direction of the company and we look forward to entering into additional deals as they make economic sense", stated Robert Armstrong, CFO and CEO of the Company.

About DC Brands International:

DC Brands International, a publicly traded company under the ticker symbol (HRDN), presently specializes in the manufacturing of its functional beverages and health products. Established in 1998, DC Brands began producing a number of lines of energy drinks in 2005.  DC Brands then purchased the assets of H.A.R.D. Nutrition and began its quest to produce a new health line of products.  DC Brands has recently announced the release of its new H.A.R.D. Nutrition Functional Water Systems, which it expects will revolutionize the functional beverage category.

Forward-Looking Statements

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the contribution of our distribution contracts and our future growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, among others, an inability to maintain the distribution agreements or for such agreements to generate the anticipated sales and other factors described in our report on Form 10-K for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Copies of these filings are available at www.sec.gov.

SOURCE DC Brands International, Inc.